Exhibit 99.3 Reconciliation of Adjusted income from continuing operations

	As reported Quarter Ended March 31, 2014	Adjustments	As adjusted Quarter Ended March 31, 2014	As reported Quarter Ended December 31, 2013	Adjustments	As adjusted Quarter Ended December 31, 2013	As reported Quarter Ended March 31, 2013	Adjustments	As adjusted Quarter Ended March 31, 2013

Net sales	$444.7		$444.7	$479.7		$479.7	$531.1		$531.1
Operating costs and expenses:
Cost of sales	388.4		388.4	415.3		415.3	387.2		387.2
Depreciation and amortization	25.6		25.6	26.3		26.3	18.6		18.6
Selling and administrative	40.9	(3.3)	37.6	46.6	(3.3)	43.3	35.2		35.2
Loss on sale or impairment of long-lived assets, net	—	—	—	0.6	(0.6)	—	—	—	—
Other operating credits and charges, net	—	—	—	12.9	(12.9)	—	1.6	(1.6)	—
Total operating costs and expenses	454.9		451.6	501.7		484.9	442.6		441.0
Income (loss) from operations	(10.2)		(6.9)	(22.0)		(5.2)	88.5		90.1
Non-operating income (expense):
Interest expense, net of capitalized interest	(7.7)		(7.7)	(8.0)		(8.0)	(10.6)		(10.6)
Investment income	1.8		1.8	2.0		2.0	3.5		3.5
Other non-operating items	(4.3)	5.8	1.5	(2.3)	1.6	(0.7)	(0.7)		(0.7)
Total non-operating income (expense)	(10.2)		(4.4)	(8.3)		(6.7)	(7.8)		(7.8)
Income (loss) from continuing operations before taxes and equity in income of unconsolidated affiliates	(20.4)		(11.3)	(30.3)		(11.9)	80.7		82.3
Provision (benefit) for income taxes	(5.6)	5.6	—	(10.5)	10.5	—	22.9	(22.9)	—
"Normalized" tax rate @ 35%	—	(3.7)	(3.7)	—	(3.9)	(3.9)	—	31.3	31.3
Equity in income of unconsolidated affiliates	(0.6)		(0.6)	(0.6)	—	(0.6)	(7.2)		(7.2)
Income (loss) from continuing operations	(14.2)		(7.0)	(19.2)		(7.4)	65.0		58.2
Income (loss) from discontinued operations before taxes	—		—	(1.9)		(1.9)	0.3		0.3
Provision (benefit) for income taxes	—		—	(0.7)		(0.7)	0.2		0.2
Income (loss) from discontinued operations	—		—	(1.2)		(1.2)	0.1		0.1
Net income (loss)	$(14.2)		$(7.0)	(20.4)		$(8.6)	$65.1		$58.3
Income (loss) per share of common stock (basic):
Income (loss) from continuing operations	$(0.10)		$(0.05)	$(0.14)		$(0.05)	$0.47		$0.42
Income (loss) from discontinued operations	—		—	(0.01)		(0.01)	—		—
Net income (loss) per share	$(0.10)		$(0.05)	$(0.15)		$(0.06)	$0.47		$0.42
Income (loss) per share of common stock (diluted):
Income (loss) from continuing operations	$(0.10)		$(0.05)	$(0.14)		$(0.05)	$0.45		$0.40
Income (loss) from discontinued operations	—		—	(0.01)		(0.01)	—		—
Net income (loss) per share	$(0.10)		$(0.05)	$(0.15)		$(0.06)	$0.45		$0.40

Average shares of stock outstanding - basic	140.8		140.8	140.6		140.6	138.4		138.4
Average shares of stock outstanding - diluted	140.8		140.8	140.6		140.6	144.4		144.4